EXHIBIT 99.1

GSI Technology, Inc. Reports Fourth Quarter and Fiscal Year 2020 Results

SUNNYVALE, Calif., May 07, 2020 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its fourth fiscal quarter and fiscal year ended March 31, 2020.

Fourth Quarter and Fiscal Year 2020 Summary Financial Results Table
(in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Mar. 31, 2020	Mar. 31, 2019
Net revenues	$8,535	$10,049	$12,686	$43,343	$51,486
Gross margin (%)	52.5%	60.2%	61.3%	58.5%	61.4%
Operating expenses	$8,390	$10,792	$8,135	$36,145	$31,810
Operating loss	$(3,907)	$(4,743)	$(365)	$(10,802)	$(182)
Net income (loss)	$(3,824)	$(4,620)	$(102)	$(10,337)	$163
Net income (loss) per share, diluted	$(0.16)	$(0.20)	$0.00	$(0.45)	$0.01

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “GSI Technology is in a strong financial position. As of March 31, 2020, we had cash, cash equivalents, and short-term and long-term investments of $70.7 million, with no debt. We have a team in-place with tremendous depth and breadth of experience and knowledge, and our legacy business provides an ongoing source of funding for our development of new product lines. The COVID-19 global pandemic has created unique circumstances for all our stakeholders, and we have instituted many preventative measures and are regularly evaluating those measures and others as we continue to better understand our current and future operating environment. Except for our employees located in Taiwan, the majority of our employees are working from home around the world, and productivity remains high. I am grateful for our employees' commitment to delivering continued excellence in product, service, and support.”

Mr. Shu continued, “Real-time search of large databases is an increasingly critical function transforming business, scientific and governmental processes. The volume and variety of data, as well as the high velocity required to search enormous datasets in real-time, uses lots of expensive GPUs and CPUs to deliver performance at scale. In early April 2020, we published benchmark results for Gemini-I™ in a billion-scale similarity search on a server containing four Gemini™ APU boards running at a rate of 400 MHz. The results showed that Gemini™ performs extremely fast, accurate searches on large datasets with a smaller footprint and lower power consumption for a much lower total cost of ownership. By placing the machine trained database into the memory, the Gemini™ APU compresses computation speeds from tens-of-minutes to seconds, even nanoseconds, in numerous critical search applications. Our Gemini-I™ facial recognition search engine can process databases of up to 200 million faces delivering highly accurate search results while reducing query times from many minutes to fractions of a second, all with much lower power consumption and edge processing. When using the APU's parallel processing technology in drug discovery and toxicity research, one Gemini™ board can improve a scientist's productivity by running multiple molecular queries at speeds that far exceed current CPU capabilities. Our sales team has created marketing collateral to educate target end-users on the unique performance characteristics and capabilities of Gemini-I™. Outreach is ongoing for facial recognition and drug discovery and drug toxicity applications, and we will commence engaging with military and government customers to use Gemini™ for signal and object detection and cryptography. Due to the current COVID-19 social distancing restrictions, we are building remote cloud-based workshops for demonstrations of Gemini-I™ functionality and training customers on our algorithms and software libraries. We anticipate beginning these training seminars in late May 2020.”

Commenting on fourth quarter results and the outlook for GSI’s first quarter of fiscal 2021, Mr. Shu stated, “Fourth quarter results were within the range of guidance provided in our last earnings release for net revenues in a range of $8.5 million to $9.5 million, with gross margin of approximately 50% to 52%. Our current expectations for the upcoming quarter are net revenues in a range of $7.0 million to $8.8 million, with gross margin of approximately 48% to 52%. We have expanded our guidance range for the upcoming quarter to reflect the impact of possible changes in customer buying patterns and communication limitations related to shelter in place restrictions that require a significant number of our customer contacts to work from home. The disruption to the marketplace that we are currently experiencing is unlike anything we have ever had to deal with. While we continue to monitor the business metrics that we have historically used to predict our financial performance, we are uncertain as to whether these metrics will operate consistently with our historical experience."

Our strong balance sheet and liquidity position provide financial flexibility and security in the current environment of economic uncertainty. We are continuing to execute on multiple new product opportunities targeting diverse markets and industries to grow our business and improve long-term shareholder value.”

Fiscal Year 2020 Summary Financials

For the fiscal year ended March 31, 2020, the Company reported a net loss of $(10.3 million) or $(0.45) per diluted share, on net revenues of $43.3 million, compared to net income of $163,000 or $0.01 per diluted share, on net revenues of $51.5 million in the fiscal year ended March 31, 2019. Gross margin for fiscal 2020 was 58.5% compared to 61.4% in the prior year.

Total operating expenses were $36.1 million in fiscal 2020, an increase of 13.6% from $31.8 million in fiscal 2019. Research and development expenses were $25.2 million, compared to $21.4 million in the prior fiscal year, and selling, general and administrative expenses were $10.9 million, compared to $10.5 million in fiscal 2019. The increase in research and development expenses was primarily due to the development of the APU, the Company’s AI processor, including a charge of $2.7 million during the third quarter of fiscal 2020 for purchased intellectual property that is being incorporating into the next generation of Gemini™ chips.

Fiscal 2020 operating loss was $(10.8 million) compared to an operating loss of $(182,000) in the prior year. The increase in the operating loss is primarily due to the decrease in revenue and gross profit and higher research and development expenses. Fiscal 2020 net loss included interest and other income of $712,000 and a tax provision of $247,000, compared to $450,000 in interest and other income and a tax provision of $105,000 a year ago.

Fourth Quarter Fiscal Year 2020 Summary Financials

The Company reported a net loss of $(3.8 million), or $(0.16) per diluted share, on net revenues of $8.5 million for the fourth quarter of fiscal 2020, compared to a net loss of $(102,000) or $0.00 per diluted share, on net revenues of $12.7 million for the fourth quarter of fiscal 2019 and a net loss of $(4.6 million), or $(0.20) per diluted share, on net revenues of $10.0 million for the third quarter of fiscal 2020. Gross margin was 52.5% compared to 61.3% in the prior-year period and 60.2% in the preceding third quarter. The change in gross margin was primarily due to changes in the mix of products sold and the negative impact of manufacturing overhead on reduced revenues.

In the fourth quarter of fiscal 2020, sales to Nokia were $2.4 million, or 28.3% of net revenues, compared to $5.2 million, or 41.1% of net revenues, in the same period a year ago and $2.6 million, or 26.3% of net revenues, in the prior quarter. Military/defense sales were 30.9% of fourth quarter shipments compared to 22.1% of shipments in the comparable period a year ago and 18.9% of shipments in the prior quarter. SigmaQuad sales were 44.7% of fourth quarter shipments compared to 57.4% in the fourth quarter of fiscal 2019 and 62.0% in the prior quarter.

Total operating expenses in the fourth quarter of fiscal 2020 were $8.4 million, compared to $8.1 million in the fourth quarter of fiscal 2019 and $10.8 million in the prior quarter. Research and development expenses were $5.6 million, compared to $5.6 million in the prior-year period and $8.2 million in the prior quarter. The decrease in R&D expenses from the prior quarter reflects a charge of $2.7 million during the third quarter of fiscal 2020 for purchased intellectual property that we are incorporating into the next generation of our Gemini™ chips. Selling, general and administrative expenses were $2.8 million in the quarter ended March 31, 2020, compared to $2.6 million in the prior-year quarter and $2.6 million in the previous quarter.

Fourth quarter fiscal 2020 operating loss was $(3.9 million) compared to an operating loss of $(365,000) in the prior-year period and an operating loss of $(4.7 million) in the prior quarter. Fourth quarter fiscal 2020 net loss included interest and other income of $148,000 and a tax provision of $65,000, compared to $186,000 in interest and other income and a tax benefit of $77,000 for the same period a year ago. In the preceding third quarter, net loss included interest and other income of $207,000 and a tax provision of $84,000.

Total fourth quarter pre-tax stock-based compensation expense was $644,000 compared to $580,000 in the comparable quarter a year ago and $629,000 in the prior quarter.

At March 31, 2020, the Company had $66.6 million in cash, cash equivalents, and short-term investments and $4.1 million in long-term investments, compared to $61.8 million in cash, cash equivalents, and short-term investments and $9.0 million in long-term investments at March 31, 2019. Working capital was $70.9 million as of March 31, 2020, versus $68.6 million at March 31, 2019, with no debt. Stockholders’ equity as of March 31, 2020 was $89.6 million compared to $93.2 million as of the fiscal year ended March 31, 2019.

Conference Call

GSI Technology will review its financial results for the quarter ended March 31, 2020, and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, May 7, 2020. To listen to the teleconference, please call toll-free 1-888-220-8474 approximately 10 minutes before the above start time and provide Conference ID 8587311. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI's resources are focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-1™, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity (including the ongoing COVID-19 global pandemic and the governmental and regulatory actions relating thereto); the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 global pandemic. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc. GSI Technology, Inc. Douglas M. Schirle Chief Financial Officer 408-331-9802

Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2020	2019	2019	2020	2019

Net revenues	$8,535	$10,049	$12,686	$43,343	$51,486
Cost of goods sold	4,052	4,000	4,916	18,000	19,858

Gross profit	4,483	6,049	7,770	25,343	31,628

Operating expenses:

Research & development	5,587	8,208	5,582	25,223	21,355
Selling, general and administrative	2,803	2,584	2,553	10,922	10,455
Total operating expenses	8,390	10,792	8,135	36,145	31,810

Operating loss	(3,907)	(4,743)	(365)	(10,802)	(182)

Interest and other income, net	148	207	186	712	450

Income (loss) before income taxes	(3,759)	(4,536)	(179)	(10,090)	268
Provision (benefit) for income taxes	65	84	(77)	247	105
Net income (loss)	$(3,824)	$(4,620)	$(102)	$(10,337)	$163

Net income (loss) per share, basic	$(0.16)	$(0.20)	$-	$(0.45)	$0.01
Net income (loss) per share, diluted	$(0.16)	$(0.20)	$-	$(0.45)	$0.01

Weighted-average shares used in
computing per share amounts:

Basic	23,194	23,096	22,169	22,968	21,889
Diluted	23,194	23,096	22,169	22,968	23,349

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2020	2019	2019	2020	2019

Cost of goods sold	$73	$77	$49	$257	$234
Research & development	344	347	335	1,487	1,310
Selling, general and administrative	227	205	196	822	722
	$644	$629	$580	$2,566	$2,266

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2020	March 31, 2019
Cash and cash equivalents	$51,506	$42,495
Short-term investments	15,061	19,346
Accounts receivable	6,330	7,339
Inventory	4,282	5,685
Other current assets	1,934	2,500
Net property and equipment	8,119	9,001
Long-term investments	4,117	8,997
Other assets	11,212	10,860
Total assets	$102,561	$106,223

Current liabilities	$8,260	$8,733
Long-term liabilities	4,660	4,335
Stockholders' equity	89,641	93,155
Total liabilities and stockholders' equity	$102,561	$106,223